Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:

William A. Gehman III
EVP and CFO
Carolina Financial Corporation
843.723.7700

John W. Hobbs

CFO

Greer Bancshares Incorporated

864.848.5126

Carolina Financial Corporation’s Acquisition of Greer Bancshares Incorporated Receives Regulatory and Shareholder Approvals

Charleston, S.C., March 13, 2017 – Carolina Financial Corporation (Nasdaq: CARO), the parent company of CresCom Bank, announced today that it has received notification from the Federal Deposit Insurance Corporation that CresCom Bank’s application to merge with the wholly-owned subsidiary of Greer Bancshares Incorporated (OTC Pink: GRBS)(“Greer”), Greer State Bank, had been approved. CresCom Bank will be the surviving bank following the merger.

Greer Bancshares Incorporated announced that its merger agreement with Carolina Financial Corporation was approved by Greer’s shareholders at a special meeting held on March 9, 2017.

All required regulatory and shareholder approvals for the acquisition have now been received, and the mergers are expected to be consummated on March 18, 2017. Shortly thereafter, the shareholders of Greer will be mailed an election form with instructions and a deadline for electing their desired mix of cash and stock according to the terms of the definitive merger agreement.

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About Carolina Financial Corporation

Carolina Financial Corporation is the holding company of CresCom Bank, which also owns and operates Atlanta-based Crescent Mortgage Company. Carolina Financial Corporation trades on NASDAQ under the symbol CARO. As of December 31, 2016, Carolina Financial Corporation had approximately $1.7 billion in total assets and Crescent Mortgage Company originated loans in 45 states and partners with community banks, credit unions and mortgage brokers. In 2016, Carolina Financial Corporation was ranked #8 on American Banker’s 2015 list of “Top 200 Community Banks and Thrifts as Ranked by Three-Year Average ROE”, and was added to the Russell 2000 as part of the 2016 Russell indexes reconstitution.

About Greer Bancshares Incorporated

Greer Bancshares Incorporated is a one-bank holding company which was formed in July of 2001 and serves as the parent company of Greer State Bank, owning 100% of its common stock. Greer State Bank was chartered in August of 1988 by the State of South Carolina, and the bank opened for business on January 3, 1989. Since its opening, Greer State Bank has grown to over $390 million in assets and serves the Greer community with four offices.

Forward-Looking Statements

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements include but are not limited to statements with respect to our plans, objectives, expectations and intentions and other statements that are not historical facts, and other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions.  Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by Carolina Financial Corporation or any person that the future events, plans, or expectations contemplated by the company will be achieved.